Exhibit 23.5

Consent of JonesTrading Institutional Services LLC

June 9, 2023

Board of Directors

INFINT Acquisition Corporation

32 Broadway, Suite 401

New York, New York 10004

Members of the Board of Directors:

Reference is made to our financial analysis to you, titled “Financial Analysis” based on market data and financial results for peers as of March 8, 2022, attached as Annex I-2 (the “Analysis”) to the prospectus which forms a part of the Registration Statement on Form S-4 (the “Prospectus”).

We hereby consent to (1) the use of the Analysis to the Board of Directors of INFINT Acquisition Corporation (“INFINT”), set forth in “Proposal 1 – The Business Combination Proposal” in the Prospectus relating to the proposed business combination between INFINT, FINTECH Merger Sub Corp., and Seamless Group Inc., and (2) the references to our firm and the Analysis in the Registration Statement and the prospectus included therein.

In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder, nor do we thereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “experts” as used in the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

JonesTrading Institutional Services LLC
/s/ JonesTrading Institutional Services LLC